Exhibit 99.1

Looking into the future—together:

A message from TriNet CEO Burton Goldfield

The pace of planning TriNet’s merger with Gevity has picked up since we have cleared the antitrust review by the Justice Department.  I can now share some of my thoughts about the future with colleagues in both companies, though we still have some restrictions until the deal closes.  This is currently planned for the end of May.

I am committed to building NewCo as an enduring company that delivers unparalleled value to our customers.  Both teams are dedicating a great deal of time and effort to integrating the business processes and cultures.  We envision a growth-focused powerhouse company that will provide best-in-class services with a unique business model.  The vision is clear: there will be no ambiguity in our direction or purpose.

My goal is to fundamentally change the PEO playing field.  NewCo will be differentiated by offering more industry-specific solutions and expert advice to entrepreneurs who want more than just a processor of payroll.  We will roll out game changing products every three months.  Specific industry needs will be addressed within each release that will be visible to you as well as the entire marketplace.

NewCo will be a leader in key markets from Day 1.  Implementing our plans with excellence will earn us a reputation as trusted advisors to business leaders, allowing them to concentrate on their core business while we tend to their administrative needs, counsel them and help them stay compliant in the growing regulatory environment.

Our mission going forward is to be a source of strength for the small and medium-sized companies we serve.  I firmly believe that our customer base will play a critical role in the growth and success of the nation’s economy as it recovers over the next few years.

I look forward to the coming weeks and the opportunity to speak with you about the many exciting possibilities ahead of us.

Regards,

Burton